Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports Third Quarter 2014
Financial & Operating Results and Provides 2015 Financial Guidance

Dallas, Texas (November 6, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the three and nine months ended September 30, 2014. SMLP reported adjusted EBITDA of $50.3 million and adjusted distributable cash flow of $35.0 million for the third quarter of 2014, an increase of 13.5% and 5.8%, respectively, over the third quarter of 2013. SMLP reported $6.1 million of net income for the third quarter of 2014 compared to $9.7 million for the third quarter of 2013. Volume throughput on SMLP’s assets averaged 1,465 million cubic feet per day (“MMcf/d”) in the third quarter of 2014, an increase of 24.6% over 1,176 MMcf/d in the third quarter of 2013.
For the nine months ended September 30, 2014, SMLP reported adjusted EBITDA of $144.8 million, an increase of $26.9 million, or 22.9%, over the comparable period in 2013. Adjusted distributable cash flow totaled $105.3 million for the first nine months of 2014, an increase of $9.5 million, or 9.9%, over the comparable period in 2013. Net income totaled $16.5 million for the first nine months of 2014 versus $32.3 million in the comparable period in 2013. Volume throughput averaged 1,393 MMcf/d for the nine months ended September 30, 2014, an increase of 25.6% over the comparable period in 2013. Financial and operating results for the nine months ended September 30, 2014 primarily benefitted from SMLP’s acquisitions of Red Rock Gathering (which is included in Grand River’s financial and operating results) in March 2014 and Mountaineer Midstream in June 2013. Volume throughput for the nine months ended September 30, 2014 on the legacy Red Rock system increased 38.9% over the comparable period in 2013. Volume throughput for the nine months ended September 30, 2014 on the Mountaineer Midstream system increased 614.0% over the comparable period in 2013.
SMLP’s financial and operating results retrospectively include financial and operating results from assets that were previously dropped down from Summit Investments including, (i) Bison Midstream since February 16, 2013, and (ii) the Red Rock system since October 23, 2012, the date that each was originally acquired by Summit Investments.
Steve Newby, President and Chief Executive Officer of SMLP commented, “Our third quarter financial results benefitted from continued volume growth across our asset base, particularly from our legacy Red Rock, Mountaineer Midstream and Bison Midstream gathering systems, which set new quarterly records. Given our diversified asset base, we remain well positioned to compete for new organic development projects, particularly in the Utica and Bakken where we continue to execute on over $2 billion of organic development activity, including more than $800 million of 2015 growth capital expenditures, at Summit Investments. We expect that our inventory of development projects at Summit Investments will continue to grow over the next several quarters and that the size and scale of our drop down activity will be enhanced, leading to longer-term distribution growth rates in the mid-teens.”
Volume throughput on the Mountaineer Midstream system averaged 416 MMcf/d in the third quarter of 2014, up 208.1% over the third quarter of 2013 and up 13.7% over the second quarter of 2014. Volume growth was primarily due to a continuation of active drilling by our anchor customer, Antero Resources Corp. (“Antero”), and the connection of new wells by third-party gathering systems upstream of the Mountaineer Midstream system.
During the third quarter of 2014, the Zinnia Loop project was commissioned and throughput capacity on the Mountaineer Midstream system was increased to 1,050 MMcf/d. Volumes are expected to continue to grow throughout the balance of 2014 as new Antero wells are connected by third parties upstream of the Mountaineer Midstream system and as processing capacity at MarkWest Energy Partners, L.P.’s (“MarkWest”) Sherwood Processing Complex increases from 800 MMcf/d currently, to 1.4 billion cubic feet per day (“Bcf/d”) by the third quarter of 2015.
Volume throughput on the Bison Midstream system averaged 21 MMcf/d in the third quarter of 2014, up 23.5% over the third quarter of 2013 and up 40.0% over the second quarter of 2014. Volume growth resulted from the connection of new pad sites and the utilization of recently installed compression assets. We expect volume growth to continue throughout the balance of 2014 as new pad sites, particularly for Oasis Petroleum Inc., continue to be connected and as the expansion of Bison Midstream’s compression capacity continues to progress. Bison

EX 99.1-1

Midstream currently has four compressor expansion projects underway including the construction of two new compressor stations to support producer drilling activity.
Volume throughput on the DFW Midstream system averaged 361 MMcf/d in the third quarter of 2014, which was down 5.2% from the third quarter of 2013, but increased by 3.1% from the second quarter of 2014. This was the second consecutive quarter since the beginning of 2013 that the DFW Midstream system has experienced sequential quarterly volume throughput growth. Given current drilling and completion activity, coupled with producer plans in the service area, DFW Midstream volume throughput is expected to continue to increase throughout the balance of 2014.
On September 30, 2014, DFW Midstream closed its previously announced acquisition of certain natural gas gathering and compression assets in the Barnett Shale (“Lonestar”) from Texas Energy Midstream, L.P. for approximately $10.9 million. Due to the timing of the acquisition, DFW Midstream did not receive any volume throughput or financial contribution from Lonestar in the third quarter of 2014. Lonestar is currently gathering approximately 19 MMcf/d under two long-term, fee-based gathering agreements.
Volume throughput on the Grand River system averaged 667 MMcf/d in the third quarter of 2014, up 3.7% over the third quarter of 2013, but 0.7% lower than the second quarter of 2014. Volume throughput continues to increase on the legacy Red Rock system as a result of new pad site connections for WPX Energy, Inc. and Ursa Resources Group II, but that growth was partially offset by volume declines on the legacy Grand River system resulting from Encana Corp.’s temporary suspension of Piceance Basin drilling activities in 2014.
The Grand River system continues to benefit from its natural gas gathering agreements, which include minimum volume commitments (“MVCs”) that increase in both rate and volume commitment over the next few years and largely mitigate the financial impact associated with declining volumes from certain customers. Lower volume throughput from certain Grand River customers during the third quarter of 2014 translated into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA.

	Volume Throughput By System
	QTD Period Ended September 30,		YTD Period Ended September 30,
(MMcf/d)	2014	2013	2014	2013
Average Daily Throughput:
Mountaineer Midstream (1)	416	135	357	50
Bison Midstream (2)	21	17	16	14
DFW Midstream	361	381	353	398
Grand River (3)	667	643	667	647
Total Average Daily Throughput:	1,465	1,176	1,393	1,109

(1)	Mountaineer Midstream was acquired by SMLP on June 21, 2013. For the period beginning with SMLP’s ownership through September 30, 2013, average throughput was 134 MMcf/d.

(2)
Bison Midstream was acquired from an affiliate of Summit Investments in June 2013 and includes results for all periods in which common control existed, beginning in February 2013. For the period beginning with Summit Investments’ ownership through September 30, 2013, average throughput was 17 MMcf/d.

(3)
Includes volume throughput from the legacy Red Rock system. The Red Rock assets were acquired by Grand River Gathering from an affiliate of Summit Investments in March 2014. The Grand River system includes the financial and operational results associated with the Red Rock assets for all periods during which common control existed, beginning in October 2012.

MVC Shortfall Payments
Adjusted EBITDA in the third quarter of 2014 was positively impacted by $12.1 million of adjustments associated with the MVC mechanisms in SMLP’s gathering agreements. Of the $12.1 million adjustment, $4.0 million was related to changes in deferred revenue and $8.1 million was related to MVC shortfall payment adjustments.

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	Three Months Ended September 30, 2014
(In Millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Mountaineer Midstream	$—	$—	$—	$—
Bison Midstream	—	—	—	—
DFW Midstream	—	—	—	—
Grand River	4.0	—	4.0	4.0
Total	$4.0	$—	$4.0	$4.0

MVC Shortfall Payment Adjustments:
Mountaineer Midstream	$0.1	$0.1	$—	$0.1
Bison Midstream	—	—	2.7	2.7
DFW Midstream	—	—	0.3	0.3
Grand River	0.8	0.8	4.2	5.0
Total	$0.9	$0.9	$7.2	$8.1

TOTAL	$4.9	$0.9	$11.2	$12.1
SMLP billed its customers $4.9 million of MVC shortfall payments in the third quarter of 2014 due to the fact that actual volume throughput was lower than the minimum volumes that those customers were contractually required to ship under their natural gas gathering agreements. Of the MVC shortfall payments, $4.0 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall payment adjustments in the third quarter of 2014 totaled $7.2 million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems.
Certain of our natural gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned. For the third quarter of 2014, we recognized $0.9 million of gathering revenue associated with MVC shortfall payments from certain customers on the Grand River and Mountaineer Midstream systems.
Capital Expenditures
For the three months ended September 30, 2014, SMLP recorded total capital expenditures of $40.8 million, which included $4.2 million of maintenance capital expenditures. Maintenance capital expenditures included $1.2 million of work to address the impact of vibrations at one of DFW Midstream’s compressor stations. This unexpected work caused maintenance capital expenditures to trend higher in the third quarter of 2014 but is not expected to impact SMLP’s maintenance capital expenditures spend going forward.
Growth capital expenditures during the third quarter of 2014 were primarily related to the construction of various pipeline and compressor expansion projects across SMLP’s gathering systems, including the completion of the Zinnia Loop project, which was commissioned on September 29, 2014. DFW Midstream’s $10.9 million acquisition of the Lonestar assets, the Zinnia Loop project, and ongoing compression capacity expansion work on the Bison Midstream system accounted for the majority of growth capital expenditures incurred in the third quarter of 2014.

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Capital & Liquidity
As of September 30, 2014, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $539.1 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $775.0 million, total leverage (net debt divided by EBITDA) was approximately 4.2 to 1 as of September 30, 2014.
During the third quarter of 2014, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC, closed a $300.0 million offering of senior unsecured notes due in 2022, which priced at par to yield 5.50%. The net proceeds from the senior notes offering were used to repay borrowings under SMLP’s $700.0 million revolving credit facility and served to increase SMLP’s available borrowing capacity.
2014 & 2015 SMLP Financial Guidance
With three quarters of financial performance realized, SMLP is narrowing its 2014 adjusted EBITDA guidance to a new range of $195.0 million to $200.0 million. SMLP is also narrowing its 2014 distribution guidance and now expects to pay a distribution for the fourth quarter of 2014 that is 15.0% to 17.5% over the $0.48 per-unit distribution paid for the fourth quarter of 2013.
SMLP’s 2015 financial guidance excludes the effect of any future acquisitions or potential drop down transactions from Summit Investments. SMLP is providing 2015 adjusted EBITDA guidance of $215.0 million to $230.0 million and is increasing its expectations for drop down transactions from Summit Investments to a new range of $400.0 million to $800.0 million per year, over the next three years.
Quarterly Distribution
On October 23, 2014, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.54 per unit on all outstanding common and subordinated units, or $2.16 per unit on an annualized basis, for the quarter ended September 30, 2014. This distribution will be paid on November 14, 2014 to unitholders of record as of the close of business on November 7, 2014.
This is SMLP’s eighth consecutive quarterly per-unit distribution increase. It represents an increase of $0.08 per unit, or 17.4%, over the distribution paid for the third quarter of 2013 and an increase of $0.02 per unit, or 3.8%, over the distribution paid for the second quarter of 2014.
Third Quarter 2014 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, November 7, 2014, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6547 or toll-free 888-895-5271 and entering the passcode 38367563. The conference call will be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until November 21, 2014 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 38367563#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments and loss on asset sales, less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash interest paid, senior notes interest, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with

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additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and processing services pursuant to primarily long-term and fee-based natural gas gathering and processing agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,300 miles of pipeline and approximately 250,000 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 49.5% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, associated natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota and in the DJ Niobrara Shale in Colorado. Summit Investments is also developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio under a joint venture agreement with affiliates of MarkWest Energy Partners, L.P. and The Energy & Minerals Group. Summit Investments is a privately held company owned by members of management and funds controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2013 Annual Report on Form 10-K as updated and superseded by our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-5

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$14,133	$20,357
Accounts receivable	49,337	67,877
Other current assets	3,771	4,741
Total current assets	67,241	92,975
Property, plant and equipment, net	1,235,100	1,158,081
Intangible assets, net:
Favorable gas gathering contracts	16,575	17,880
Contract intangibles	358,949	383,306
Rights-of-way	100,810	100,991
Total intangible assets, net	476,334	502,177
Goodwill	115,888	115,888
Other noncurrent assets	18,092	14,618
Total assets	$1,912,655	$1,883,739

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$17,176	$25,117
Due to affiliate	425	653
Deferred revenue	2,609	1,555
Ad valorem taxes payable	6,602	8,375
Accrued interest	9,108	12,144
Other current liabilities	13,202	11,729
Total current liabilities	49,122	59,573
Long-term debt	775,000	586,000
Noncurrent liability, net	5,762	6,374
Deferred revenue	41,134	29,683
Other noncurrent liabilities	1,723	372
Total liabilities	872,741	682,002

Common limited partner capital	690,661	566,532
Subordinated limited partner capital	323,455	379,287
General partner interests	25,798	23,324
Summit Investments' equity in contributed subsidiaries	—	232,594
Total partners' capital	1,039,914	1,201,737
Total liabilities and partners' capital	$1,912,655	$1,883,739

EX 99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$55,577	$54,195	$160,479	$148,084
Natural gas, NGLs and condensate sales and other	23,696	22,087	76,242	62,175
Amortization of favorable and unfavorable contracts	(243)	(263)	(693)	(794)
Total revenues	79,030	76,019	236,028	209,465

Costs and expenses:
Cost of natural gas and NGLs	14,430	13,814	46,090	35,217
Operation and maintenance	18,467	19,156	57,507	55,107
General and administrative	8,337	7,508	24,914	22,481
Transaction costs	62	148	675	2,620
Depreciation and amortization	21,036	18,487	61,158	49,201
Total costs and expenses	62,332	59,113	190,344	164,626
Other income (expense)	1	(112)	(3)	(110)
Interest expense	(10,558)	(6,937)	(28,504)	(11,840)
Income before income taxes	6,141	9,857	17,177	32,889
Income tax expense	(28)	(177)	(655)	(579)
Net income	$6,113	$9,680	$16,522	$32,310
Less: net income attributable to Summit Investments	—	2,989	2,828	5,071
Net income attributable to SMLP	6,113	6,691	13,694	27,239
Less: net income attributable to general partner, including IDRs	1,204	134	2,436	545
Net income attributable to limited partners	$4,909	$6,557	$11,258	$26,694

Earnings per limited partner unit:
Common unit – basic	$0.08	$0.12	$0.22	$0.57
Common unit – diluted	$0.08	$0.12	$0.22	$0.57
Subordinated unit – basic and diluted	$0.08	$0.12	$0.17	$0.48

Weighted-average limited partner units outstanding:
Common units – basic	34,423,751	29,074,743	32,935,759	26,234,042
Common units – diluted	34,658,169	29,227,041	33,143,656	26,352,234
Subordinated units – basic and diluted	24,409,850	24,409,850	24,409,850	24,409,850

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,			Nine months ended September 30,
	2014		2013	2014		2013
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$37,977		$35,543	$107,529		$94,721
Adjusted EBITDA (1)	50,272		44,275	144,844		117,899
Capital expenditures	40,810		25,554	104,146		75,196
Acquisitions of gathering systems (2)	10,872		—	315,872		458,914
Distributable cash flow	35,595		32,964	103,995		93,204
Adjusted distributable cash flow	35,036		33,112	105,308		95,824
Distributions declared (3)	33,522		25,108	95,858		69,771
Distribution coverage ratio (4)	1.05	x	*	1.10	x	*

Operating data:
Miles of pipeline (end of period)	2,344		2,265	2,344		2,265
Aggregate average throughput (MMcf/d)	1,465		1,176	1,393		1,109
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Reflects cash paid and value of units issued, if any, to fund acquisitions.
(3) For the three months ended September 30, 2014, reflects quarterly cash distributions of $0.54 per unit in respect of the third quarter of 2014 that will be paid November 14, 2014. For the three months ended September 30, 2013, reflects quarterly cash distributions of $0.46 per unit in respect of the third quarter of 2013 that was paid November 14, 2013. For the nine months ended September 30, 2014, reflects year-to-date quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014, $0.52 per unit in respect of the second quarter of 2014 and $0.54 per unit in respect of the third quarter of 2014. For the nine months ended September 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013, $0.435 per unit in respect of the second quarter of 2013 and $0.46 per unit in respect of the third quarter of 2013.
(4) Distribution coverage ratio calculation for the three months ended September 30, 2014 is based on distributions in respect of the third quarter of 2014. Distribution coverage ratio calculation for the nine months ended September 30, 2014 is based on distributions in respect of the first, second and third quarters of 2014.

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,			Nine months ended September 30,
	2014		2013	2014		2013
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income (1)	$6,113		$9,680	$16,522		$32,310
Add:
Interest expense	10,558		6,937	28,504		11,840
Income tax expense	28		177	655		579
Depreciation and amortization	21,036		18,487	61,158		49,201
Amortization of favorable and unfavorable contracts (2)	243		263	693		794
Less:
Interest income	1		1	3		3
EBITDA (1)	$37,977		$35,543	$107,529		$94,721
Add:
Unit-based compensation	1,075		952	3,499		2,354
Adjustments related to MVC shortfall payments (3)	11,220		7,667	33,810		20,711
Loss on asset sales	—		113	6		113
Adjusted EBITDA (1)	$50,272		$44,275	$144,844		$117,899
Add:
Interest income	1		1	3		3
Less:
Cash interest paid	12,626		2,534	29,779		6,548
Senior notes interest (4)	(2,142)		5,625	(3,017)		6,500
Cash taxes paid	—		—	—		660
Maintenance capital expenditures	4,194		3,153	14,090		10,990
Distributable cash flow	$35,595		$32,964	$103,995		$93,204
Add:
Transaction costs (1)	62		148	675		2,620
Regulatory compliance costs (5)	461		—	638		—
Less:
Ad valorem tax adjustment (6)	1,082		—	—		—
Adjusted distributable cash flow	$35,036		$33,112	$105,308		$95,824

Distributions declared (7)	$33,522		$25,108	$95,858		$69,771

Distribution coverage ratio	1.05	x	*	1.10	x	*
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

EX 99.1-9

(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) We incurred expenses associated with our adoption of the 2013 Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred beyond 2014.
(6) In the third quarter of 2014, we adjusted our estimate for ad valorem property taxes for 2014. This adjustment resulted in a reduction to property tax expense of $1.1 million for the three months ended September 30, 2014.
(7) For the three months ended September 30, 2014, reflects quarterly cash distributions of $0.54 per unit in respect of the third quarter of 2014 that will be paid November 14, 2014. For the three months ended September 30, 2013, reflects quarterly cash distributions of $0.46 per unit in respect of the third quarter of 2013 that was paid November 14, 2013. For the nine months ended September 30, 2014, reflects year-to-date quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014, $0.52 per unit in respect of the second quarter of 2014 and $0.54 per unit in respect of the third quarter of 2014. For the nine months ended September 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013, $0.435 per unit in respect of the second quarter of 2013 and $0.46 per unit in respect of the third quarter of 2013.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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